Exhibit 99

TEXTRON
Corporate Communications Department	NEWS Release
Investor/Media Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE

Textron Reports Second Quarter Results

Providence, Rhode Island - July 17, 2003 - Textron Inc. (NYSE: TXT) today reported that second quarter 2003 earnings per share were $0.46 and net income was $63 million, compared to second quarter 2002 earnings per share of $0.74 and net income of $105 million.

Revenues were $2.6 billion, down from $2.8 billion in 2002, as higher revenues at Bell, Fastening Systems, Industrial and Finance were offset by lower revenues at Cessna.

Second quarter 2003 earnings included $0.12 per share in after-tax costs related to restructuring and an $0.18 per share after-tax charge for asset impairment related to the company's announced sale of the OmniQuip telescopic material handler business. Second quarter 2002 results included $0.14 per share in after-tax costs related to restructuring and a $0.06 per share after-tax gain related to transactions associated with the divested Automotive Trim business.

Excluding these items, second quarter 2003 adjusted earnings per share were $0.76, compared to $0.82 per share in the second quarter of 2002.

Cash flow from operations for the first six months of 2003 was $137 million, compared to $17 million during the same period last year, resulting in free cash flow before restructuring for the first six months of 2003 of $75 million, compared to a use of cash of $76 million last year.

"We continue to focus on improving our processes, organization and infrastructure to permanently take costs out of our business," said Lewis B. Campbell, Textron chairman, president and CEO. "We will stay the course of reducing costs and improving efficiencies to offset the continued, expected softness in our overall revenues and to position the company for accelerated performance when end markets improve."

Campbell added, "In the meantime, our investment in future organic growth continues unabated, as we develop new products such as the CJ3, Sovereign and Mustang business jets; the V-22, 609 and Eagle Eye tiltrotor aircraft; next-generation interactive fuel systems; and low-noise, electric turf mowers."

Presentation of Results and Outlook

Textron presents its results and outlook before restructuring costs and other special items because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature. Therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods.

For example, during the second quarter of 2003, Textron recognized a $30 million pre-tax impairment charge related to the announced sale of the OmniQuip telescopic material handler business. This charge was not directly related to ongoing business results during the quarter, and charges such as this are not expected to occur with any regularity or predictability.

Similarly, Textron incurred $24 million in pre-tax costs during the second quarter for its restructuring program. The restructuring program, which is designed to reduce overhead costs and rationalize manufacturing facilities, is expected to be substantially complete in 2004. During the execution of the restructuring program, the company is incurring costs that are supplementary to the ongoing operating costs of the business.

Results before restructuring costs and other special items are also the basis for measuring operating performance for management compensation purposes. However, analysis of the company's results and outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles. Reconciliations of the company's results and outlook to GAAP are attached.

Outlook

Textron expects full-year 2003 earnings per share will be between $2.40 and $2.60, with third quarter 2003 earnings per share between $0.42 and $0.52. These estimates exclude restructuring costs and other special items. The company expects full-year 2003 cash flow from operations will be between $516 million and $616 million, resulting in free cash flow before restructuring between $300 million and $400 million.

Second Quarter Segment Analysis

Textron has reorganized in order to streamline its management structure. Under the new structure, Textron Systems and Lycoming have been combined with Bell Helicopter to form a new Bell segment and Cessna Aircraft is being reported separately. The remaining Industrial Products and Industrial Components businesses have been combined and Textron now reports the following segments: Bell, Cessna, Fastening Systems, Industrial and Finance.

Historical results from 1998 through the present have been recast to reflect the new structure and are available for downloading from Textron's investor relations homepage at www.textron.com.

Bell

Bell segment revenues and profit increased $23 million and $11 million, respectively.

Revenues increased due to higher commercial and U.S. Government revenues at Bell Helicopter, partially offset by lower volumes at Textron Systems and Lycoming. At Bell Helicopter, commercial revenues increased primarily due to higher foreign military sales and higher commercial aircraft sales, partially offset by lower commercial spares and service sales. U. S. Government revenues increased due to higher revenues from the V-22 and other U.S. Government programs, partially offset by lower revenues from the H-1 upgrade. Segment profit increased primarily due to pricing and program related adjustments in 2002, principally in the commercial helicopter business, partially offset by lower volume and increased costs at Lycoming.

Backlog at Bell Helicopter of $1.2 billion was down from the first quarter by $180 million.

Cessna

Cessna segment revenues and profit decreased $282 million and $55 million, respectively.

Revenues decreased primarily due to lower sales volume of Citation business jets, partially offset by higher pricing and higher used aircraft sales. Profit decreased primarily due to the lower sales volume, partially offset by improved cost performance and higher pricing.

Backlog of $4.2 billion was down from the first quarter by $150 million.

Fastening Systems

Fastening Systems' revenues increased $16 million, while profit was unchanged.

Sales volume was lower but revenues increased primarily due to the favorable impact of foreign exchange. Profit was unchanged as the impact of lower sales volume and inflation was offset primarily by improved cost performance.

Industrial

Industrial segment revenues and profit increased $11 million and $23 million, respectively.

Revenues increased primarily due to the favorable impact of foreign exchange and higher sales volume at Kautex, partially offset by lower sales volume at OmniQuip and Golf and Turf. Profit increased primarily due to improved cost performance and lower expenses for bad debt and obsolete inventory, partially offset by the lower unit sales volume, inflation and an unfavorable sales mix.

Finance

Finance segment revenues increased $7 million, while profit decreased $3 million.

Revenues increased primarily due to higher average receivables. Profit decreased due to a higher provision for loan losses and higher operating expense, partially offset by increased interest margin due to higher average finance receivables, higher pricing and lower borrowing costs.

Conference Call Information
 Textron will host a conference call today, July 17, at 9:00 a.m. Eastern time to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4474 in the U.S. or (651) 291-0344 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on July 17, by dialing (320) 365-3844 - Access Code: 671442. The recording will be available until midnight on October 15, 2003.

Textron Inc. is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

 TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
 (Dollars in millions except per share amounts)
(Unaudited)

	June 28, 2003		June 29, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$616	$616	$593	$593
Cessna	575	575	857	857
Fastening Systems	447	447	431	431
Industrial	806	806	795	795
	2,444	2,444	2,676	2,676
FINANCE	155	155	148	148
Total revenues	$2,599	$2,599	$2,824	$2,824
PROFIT
MANUFACTURING: (b)(c)
Bell	$56	$56	$45	$45
Cessna	66	66	121	121
Fastening Systems	21	21	21	21
Industrial	42	42	19	19
	185	185	206	206
FINANCE	26	26	29	29
Segment profit	211	211	235	235
Special charges (c)(d)	(54)	-	(29)	-
Gain on sale of business (e)	-	-	25	-
Corporate expenses and other - net	(30)	(30)	(31)	(31)
Interest expense, net	(22)	(22)	(25)	(25)
Income before income taxes	105	159	175	179
Income taxes	(35)	(49)	(63)	(56)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes	(7)	(7)	(7)	(7)
Net income	$63	$103	$105	$116
Earnings per share: (g)
Net income	$0.46	$0.76	$0.74	$0.82
Average diluted shares outstanding	136,257,000	136,257,000	141,599,000	141,599,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
SIX MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
(Dollars in millions except per share amounts)
(Unaudited)

	June 28, 2003		June 29, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$1,152	$1,152	$1,084	$1,084
Cessna	1,163	1,163	1,534	1,534
Fastening Systems	876	876	827	827
Industrial	1,559	1,559	1,504	1,504
	4,750	4,750	4,949	4,949
FINANCE	306	306	293	293
Total revenues	$5,056	$5,056	$5,242	$5,242
PROFIT
MANUFACTURING: (b)(c)
Bell	$96	$96	$69	$69
Cessna	125	125	198	198
Fastening Systems	39	39	31	31
Industrial	75	75	51	51
	335	335	349	349
FINANCE	49	49	51	51
Segment profit	384	384	400	400
Special charges (c)(d)	(82)	-	(43)	-
Gain on sale of businesses (e)	15	-	25	-
Corporate expenses and other - net	(62)	(62)	(60)	(60)
Interest expense, net	(46)	(46)	(55)	(55)
Income before income taxes	209	276	267	285
Income taxes	(67)	(86)	(92)	(90)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes	(13)	(13)	(13)	(13)
Income from continuing operations	129	177	162	182
Cumulative effect of a change in accounting principle, net of income taxes (f)	-	-	(488)	-
Net income (loss)	$129	$177	$(326)	$182
Earnings per share: (g)
Income from continuing operations	$0.94	$1.30	$1.14	$1.29
Cumulative effect of a change in accounting principle, net of income taxes (f)	-	-	(3.44)	-
Net income (loss)	$0.94	$1.30	$(2.30)	$1.29
Average diluted shares outstanding	136,659,000	136,659,000	141,682,000	141,682,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND SIX MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
(Dollars in millions except per share amounts)
(Unaudited)

(a)     The "As Adjusted" column excludes items recorded in special charges, the gain on sale of businesses and the cumulative effect of change in accounting principle. Textron presents its results "as adjusted", before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature; therefore, it is helpful to understand results without these items, especially when comparing results for previous periods or forecasting performance in future periods. In addition, Textron uses "as adjusted" results to measure operating performance for management compensation purposes. Any analysis of results before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP).

A reconciliation of net income as reported under GAAP to net income, as adjusted is as follows:
	Second Quarter		Six Months
	2003	2002	2003	2002
GAAP net income (loss)	$63	$105	$129	$(326)
Adjustments:
Special charges	54	29	82	43
Gain on sale of businesses	-	(25)	(15)	(25)
Tax impact of excluded items	(14)	7	(19)	2
Cumulative effect of change in accounting principle, net of taxes	-	-	-	488
Net income, as adjusted	$103	$116	$177	$182

(b)     In June 2003, Textron reorganized its segments in order to streamline the management reporting structure. Under the new structure, Textron Systems and Textron Lycoming have been combined with Bell Helicopter to form the new Bell segment and Cessna Aircraft has been reported separately as a new segment. The remaining Industrial Products and Industrial Components businesses have been combined to form the new Industrial segment. Textron now reports under the following segments: Bell, Cessna, Fastening Systems, Industrial and Finance. Prior periods have been recast to reflect this change.

(c)     Effective December 29, 2002, Textron adopted Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Upon adoption, costs related to restructuring that were previously recorded in segment profit are now included with severance costs, contract termination costs, and asset impairment write-downs in special charges. Costs related to restructuring that were recorded in segment profit in prior periods have been reclassified to special charges to conform to this presentation.

(d)     Special charges include restructuring expenses and fixed asset impairment write-downs associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, reducing corporate and segment personnel, consolidating operations and exiting non-core product lines. Also included is a goodwill and intangible asset impairment charge of $30 million recorded in the second quarter of 2003 related to OmniQuip.

(e)     In the first quarter of 2003, Textron recorded a gain on the sale of its interest in an Italian automotive joint venture to Collins & Aikman. Textron also sold its Automotive Trim business to Collins & Aikman in the fourth quarter of 2001 and recorded an adjustment to the gain in the second quarter of 2002 as a result of transactions associated with the divestiture.

(f)     With the implementation of SFAS No. 142, "Goodwill and Other Intangible Assets", Textron recorded a $488 million after-tax transitional goodwill impairment charge comprised of $385 million in the Industrial segment, $88 million in the Fastening Systems segment and $15 million in the Finance segment.

(g)     Reconciliation of GAAP EPS to EPS, as adjusted:
	Second Quarter		Six Months
	2003	2002	2003	2002
GAAP EPS	$0.46	$0.74	$0.94	$(2.30)
Adjustments:
Special charges	0.30	0.14	0.45	0.21
Gain on sale of business	-	(0.06)	(0.09)	(0.06)
Cumulative effect of change in accounting principle	-	-	-	3.44
EPS, as adjusted	$0.76	$0.82	$1.30	$1.29

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)

(Unaudited)
	June 28, 2003	December 28, 2002
Assets
Cash and cash equivalents	$ 325	$ 286
Accounts receivable, net	1,385	1,180
Inventories	1,626	1,611
Other current assets	578	810
Net property	1,961	1,981
Other assets	3,050	2,983
Textron Finance assets	7,001	6,654
Total Assets	$15,926	$15,505

Liabilities and Shareholders' Equity
Obligated mandatorily redeemable preferred securities	$ 485	$ -
Current portion of long-term debt and short-term debt	27	25
Other current liabilities	2,126	2,214
Other liabilities	2,042	2,055
Long-term debt	1,746	1,686
Textron Finance liabilities	5,930	5,607
Total Liabilities	12,356	11,587

Obligated mandatorily redeemable preferred securities	27	512
Total Shareholders' Equity	3,543	3,406
Total Liabilities and Shareholders' Equity	$15,926	$15,505

Textron Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(Dollars in millions except per share amounts)
	Third Quarter		Full Year
	2003	2002	2003	2002
	Outlook	Actual	Outlook	Actual
GAAP EPS	$.16 - .26	$.51	$1.52 - 1.72	$(.88)
Adjustments:
Gain on sale of businesses	-	-	(.09)	(.31)
Special charges	.26	.17	.97	.72
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	3.48
EPS, as adjusted	$.42 - .52	$.68	$2.40 - 2.60	$3.01

	Second Quarter		June Year-to-Date		Full Year
	2003	2002	2003	2002	2003	2002
	Actual	Actual	Actual	Actual	Outlook	Actual
Cash flow from operations - GAAP*	$180	$198	$137	$17	$516 - 616	$504
Capital expenditures and lease additions	(73)	(79)	(118)	(142)	(328)	(302)
Proceeds on sale of fixed assets	20	2	29	26	29	67
Free cash flow after restructuring	$127	$121	48	(99)	$217 - 317	$269
After-tax cash used for restructuring activities	16	12	27	23	83	60
Free cash flow before restructuring - as adjusted	$143	$133	$75	$(76)	$300 - 400	$329

*     Due to the increasing significance of foreign exchange rate fluctuations on cash and cash equivalents, Textron now separately reports the effect of foreign exchange rate changes on cash and cash equivalents from its cash flow from operations. Prior period amounts have been reclassified to conform to this new presentation.